For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FIRST-QUARTER 2016 EARNINGS

YORK, Pennsylvania – May 3, 2016 – Glatfelter (NYSE: GLT) today reported first-quarter 2016 net income of $16.2 million, or $0.37 per diluted share compared with $13.9 million, or $0.32 per diluted share in the first quarter of 2015. Adjusted earnings for the first quarter of 2016 were $16.3 million, or $0.37 per diluted share, a 23 percent increase compared with $13.4 million, or $0.30 per diluted share, for the same period a year ago.

Consolidated net sales totaled $402.2 million and $417.5 million in the first quarters of 2016 and 2015, respectively. Currency translation adjustments unfavorably impacted the year-over-year comparison by $5.2 million.

“Glatfelter is off to a solid start in 2016 as a result of our focus on operational excellence and leadership positions in key markets,” said Dante C. Parrini, Chairman and Chief Executive Officer. “Our Advanced Airlaid Materials and Specialty Papers businesses reported operating income increases of 25 percent and 58 percent, respectively, compared with the first quarter of 2015, with improved operations and increased shipping volumes. The strong performance of these two businesses was partially offset by lower operating income in the Composite Fibers business, which was impacted by softer demand during the quarter for food and beverage products after a strong 2015.”

Mr. Parrini continued, “Glatfelter is fully committed to building upon our market leadership positions across all of our business units. To accelerate our growth as a leading global engineered materials company, we have been making select, strategic investments – including a new, state-of-the-art Advanced Airlaid Materials production facility in Fort Smith, Arkansas, which is expected to be completed in late 2017. Our airlaid business continues to grow with key customers in the feminine hygiene, adult incontinence and specialty wipes markets. In Specialty Papers, our manufacturing performance is improving, we expect to see the impact of recently announced price increases predominantly during the second half of the year, and we anticipate completing our environmental compliance projects by the end of the year. Although Composite Fibers had a challenging first quarter, this business is core to our growth strategy due to its positions in growing markets and close relationships with a broad, industry-leading, customer base.”

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	For the three months ended March 31
	2016		2015
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS

Net income	$16,168	$0.37	$13,925	$0.32
Timberland sales and related costs	-	—	(1,617)	(0.04)
Workforce efficiency charges	68	—	953	0.02
Acquisition and integration related costs	-	—	113	—
Specialty Papers’ environmental compliance	23	—	—	—
Airlaid capacity expansion costs	34	—	—	—

Adjusted earnings	$16,293	$0.37	$13,374	$0.30

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

First-Quarter Business Unit Results

Composite Fibers

	Three months ended March 31
Dollars in thousands	2016	2015	Change
Tons shipped	36,912	37,960	(1,048)	(2.8)%
Net sales	$123,542	$135,294	$(11,752)	(8.7)%
Operating income	11,187	14,653	(3,466)	(23.7)%
Operating margin	9.1%	10.8%

Composite Fibers’ net sales declined $11.8 million, or 8.7 percent, due to $3.0 million of lower selling prices, $4.5 million of unfavorable currency translation and lower shipping volumes.

Composite Fibers’ first-quarter 2016 operating income decreased $3.5 million to $11.2 million compared to the year-ago period. Operating results were adversely impacted by the impact of lower selling prices and $0.6 million from unfavorable mix and shipping volumes partially offset by a $1.3 million benefit from lower raw material and energy prices. Changes in currency exchange rates unfavorably impacted operating income by $1.1 million.

Advanced Airlaid Materials

	Three months ended March 31
Dollars in thousands	2016	2015	Change
Tons shipped	24,543	24,060	483	2.0%
Net sales	$60,790	$62,299	$(1,509)	(2.4)%
Operating income	6,552	5,262	1,290	24.5%
Operating margin	10.8%	8.4%

Advanced Airlaid Materials’ net sales decreased $1.5 million in the year-over-year comparison as $3.8 million of lower selling prices from the pass through of lower raw material costs more than offset higher shipping volumes. Shipping volumes increased 2.0 percent primarily due to higher shipments of adult incontinence and wipes products.

First-quarter 2016 operating income totaled $6.6 million, an increase of $1.3 million, or 24.5 percent compared to the same quarter a year ago and the operating margin widened 240 basis points. Operating income includes $3.6 million of lower raw material and energy costs and improved operations offset by lower selling prices reflecting the impact of cost pass through arrangements. Foreign currency translation favorably impacted the comparison by $0.9 million.

Specialty Papers

	Three months ended March 31
Dollars in thousands	2016	2015	Change
Tons shipped	205,783	198,673	7,110	3.6%
Net sales	$217,887	$219,876	$(1,989)	(0.9)%
Energy and related sales, net	666	2,068	(1,402)	(67.8)%
Operating income	14,975	9,462	5,513	58.3%
Operating margin	6.9%	4.3%

Specialty Papers’ net sales decreased $2.0 million, or 0.9 percent due to a $4.2 million impact from lower selling prices partially offset by a 3.6 percent increase in shipping volumes. The business unit’s shipments were a record for a first quarter and again outperformed the broader uncoated free sheet market which increased 1.7 percent.

Operating income totaled $15.0 million, an increase of $5.5 million, or 58.3% in the year-over-year comparison reflecting a $5.7 million benefit from lower raw material and energy prices and $4.8 million from improved operations. The favorable factors were partially offset by the impact of lower selling prices as well as a $1.4 million decrease in energy and related sales.

Other Financial Information

Pension expense decreased to $1.2 million compared with $2.8 million in the year-earlier quarter reflecting the impact of higher discount rates partially offset by lower assumed returns on plan assets. For 2016, full year pension expense is expected to be $4.6 million. Because the Company’s qualified plan remains overfunded, a cash contribution is not expected for the foreseeable future.

The Company recorded an income tax provision of $5.1 million resulting in an effective tax rate of 23.9 percent compared with 24.5 percent on adjusted earnings in the same quarter a year ago.

Balance Sheet and Other Information

Cash and cash equivalents totaled $70.3 million as of March 31, 2016, and net debt was $293.8 million compared with $255.4 million at the end of 2015. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the quarter are summarized below:

	Three months ended
Capital Expenditures	March 31
In thousands	2016	2015

Total capital expenditures	$43,294	$21,749
Less: Airlaid capacity expansion	(13,686)	—
Less: Specialty Papers environmental compliance projects	(14,393)	(5,286)

Normal capital expenditures	$15,215	$16,463

Capital expenditures are expected to total between $150 million and $170 million for 2016, including approximately $40 million to $45 million for each of the Airlaid capacity expansion and Specialty Papers’ environmental compliance projects.

Adjusted free cash flow for the first quarter of 2016 was a use of $8.1 million compared with a use of $18.4 million in the same quarter of 2015. (Refer to the calculation of these measures provided in this release.)

Outlook

Composite Fibers’ shipping volumes are expected to be approximately 10 percent higher in the second quarter than the first quarter of 2016. Selling prices and raw material and energy prices are expected to be in-line with the first quarter.

Advanced Airlaid Materials’ shipping volumes, selling prices and average raw material prices in the second quarter of 2016 are expected to be in-line with the first quarter.

For Specialty Papers, the Company expects shipping volumes in the second quarter of 2016 to decline by approximately 5 percent compared with the first quarter. Overall selling prices are expected to increase slightly compared with the first quarter of 2016 as the recently announced price increases begin to be realized. Input costs are expected to be in-line with the first quarter. The Company also plans to complete the annual maintenance outages at its U.S. facilities in the second quarter of 2016. The outages are expected to adversely impact operating profit by approximately $25 million to $27 million, pre-tax, compared with $33.4 million in the second quarter of 2015.

Corporate costs in the second quarter of 2016 are expected to be approximately $2 million higher than the first quarter of 2016.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2016 Earnings Release Conference Call
When: Number:	Tuesday, May 3, 2016, 11:00 a.m. (ET) US dial 888.335.5539

International dial 973.582.2857

Conference ID: 86746731

Webcast:	http://www.glatfelter.com/about—us/investor—relations/default.aspx

Rebroadcast Dates:	May 3, 2016, 2:00 p.m. through May 17, 2016, 11:59 p.m.
Rebroadcast Number:	Within US dial 855.859.2056 International dial 404.537.3406

Conference ID: 86746731

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in the cost to construct the new facility, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and availability and costs of a qualified workforce. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company employs over 4,300 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31
In thousands, except per share	2016	2015
Net sales	$402,218	$417,469
Energy and related sales, net	666	2,068

Total revenues	402,884	419,537
Costs of products sold	345,041	367,429

Gross profit	57,843	52,108
Selling, general and administrative expenses	31,858	31,272
Losses (gains) on dispositions of plant,
equipment and timberlands, net	24	(2,654)

Operating income	25,961	23,490
Non-operating income (expense)
Interest expense	(4,116)	(4,508)
Interest income	91	65
Other, net	(700)	(187)

Total other expense	(4,725)	(4,630)

Income before income taxes	21,236	18,860
Income tax provision	5,068	4,935

Net income	$16,168	$13,925

Earnings Per Share	$0.37	$0.32
Basic	0.37	0.32
Diluted
Cash dividends declared per common share	$0.125	$0.12
Weighted average shares outstanding
Basic	43,521	43,252
Diluted	43,871	43,949

Business Unit Financial Information
(unaudited)

Three months ended March 31			Advanced Airlaid
In millions	Composite Fibers		Materials		Specialty Papers		Other and Unallocated		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Net sales	$123.5	$135.3	$60.8	$62.3	$217.9	$219.9	$-	$-	$402.2	$417.5
Energy and related sales, net	—	—	—	—	0.7	2.1	—	—	0.7	2.1

Total revenue	123.5	135.3	60.8	62.3	218.6	222.0	—	—	402.9	419.5
Cost of products sold	101.2	109.0	52.2	55.1	191.1	200.4	0.5	2.9	345.0	367.4

Gross profit	22.3	26.3	8.6	7.2	27.5	21.6	(0.5)	(2.9)	57.8	52.1
SG&A	11.1	11.6	2.0	1.9	12.5	12.1	6.3	5.6	31.9	31.3
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	—	(2.7)	—	(2.7)

Total operating income (loss)	11.2	14.7	6.6	5.3	15.0	9.5	(6.8)	(5.8)	26.0	23.5
Non-operating income (expense)	—	—	—	—	—	—	(4.7)	(4.6)	(4.7)	(4.6)

Income (loss) before income taxes	$11.2	$14.7	$6.6	$5.3	$15.0	$9.5	$(11.5)	$(10.4)	$21.2	$18.9

Supplementary Data
Net tons sold (thousands)	36.9	38.0	24.5	24.1	205.8	198.7	—	—	267.2	260.7
Depreciation, depletion and amortization	$7.1	$6.7	$2.3	$2.2	$6.7	$6.6	$0.5	$0.5	$16.6	$16.0
Capital expenditures	6.3	5.9	14.7	1.3	22.0	13.2	0.3	1.3	43.3	21.7

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Three months ended
	March 31
In thousands	2016 2015
Cash Flow Data
Cash provided (used) by:
Operating activities	$11,441	$2,155
Investing activities	(43,561)	(20,623)
Financing activities	(4,098)	(7,190)

Depreciation, depletion and amortization	16,646	15,975
Capital expenditures	43,294	21,749

	March 31 2016	December 31 2015
Balance Sheet Data
Cash and cash equivalents	$70,262	$105,304
Total assets	1,521,440	1,500,416
Total debt	364,099	360,662
Shareholders’ equity	690,171	663,247

The amount set forth for Total debt as of December 31, 2015, has been restated to retroactively adopt Accounting Standards Number 2015-03, Interest — Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, and workforce efficiency charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and workforce efficiency charges, are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

	Three months ended
Calculation of Adjusted Free Cash Flow	March 31
In thousands	2016	2015
Cash from operations	$11,441	$2,155
Less: Capital expenditures	(43,294)	(21,749)
Add back: Airlaid capacity expansion	13,686	—
Add back: Specialty Papers’ environmental compliance projects	14,393	5,286
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(4,277)	(4,065)

Adjusted free cash flow	$(8,051)	$(18,373)

Net Debt	March 31	December 31
In thousands	2016	2015
Current portion of long-term debt	$7,704	$7,366
Long term debt	356,395	353,296

Total	364,099	360,662
Less: Cash	(70,262)	(105,304)

Net Debt	$293,837	$255,358

The amounts set forth above as of December 31, 2015, have been restated to retroactively adopt Accounting Standards Number 2015-03, Interest — Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.